UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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ALTAIR ENGINEERING INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ALTAIR ENGINEERING INC.

1820 East Big Beaver Road

Troy, Michigan 48083

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 19, 2020

To the Stockholders of

Altair Engineering Inc.

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Altair Engineering Inc. (the “Company”) to be held on Tuesday, May 19, 2020 at 9:00 a.m. Eastern Time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, employees and Board of Directors, we are planning to hold the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/ALTR2020. Unless we publicly announce a change in our plans in the manner described in the attached proxy statement, you will not be able to attend the Annual Meeting at a physical location. At the Annual Meeting, stockholders will act on the following matters:

•	To elect two director nominees to serve as Class III directors for a three-year term expiring at the annual meeting of stockholders in 2023;

•	To vote, on an advisory basis, on the executive compensation of the Company’s Named Executive Officers as described in the attached proxy statement;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020; and

•	To consider any other matters that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 24, 2020 are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope. If you attend the meeting and prefer to vote in person, you may do so even if you have already voted your shares. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

/s/ James R. Scapa

James R. Scapa

Chairman and Chief Executive Officer

April 9, 2020

Troy, Michigan

ALTAIR ENGINEERING INC.

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This proxy statement contains information related to the Annual Meeting of Stockholders to be held on Tuesday, May 19, 2020 at 9:00 a.m. Eastern Time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or canceled, and in the best interests of public health and the health and safety of our stockholders, employees and Board of Directors, we are planning to hold the Annual Meeting virtually via the Internet. Unless we publicly announce a change in our plans, in order to attend our Annual Meeting, you must log in to www.virtualshareholdermeeting.com/ALTR2020 using the 16-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials.

Our Annual Meeting could be adjourned or postponed to another date and/or time. If the pandemic abates to the extent that the Company believes that it will be safe for all constituencies to attend a meeting at a physical location, we may also determine to revert to our original plans to hold the Annual Meeting at a physical location. If we make any such determination, we will announce plans to hold a meeting at a physical location in a press release that we will disseminate and file with the SEC and on the investor relations page of our website at http://investor.altair.com. In such event, our meeting would be held at our offices, 1820 East Big Beaver Road, Troy, Michigan 48083. At this point, however, we expect to hold the Annual Meeting virtually via the Internet.

Proxies for the Annual Meeting are being solicited by Altair’s Board of Directors (the “Board”). This proxy statement is first being made available to stockholders on or about April 9, 2020.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 19, 2020.

Our proxy materials including our Notice of Internet Availability of Proxy Materials, Proxy Statement for the 2020 Annual Meeting, our annual report for the fiscal year ended December 31, 2019 and proxy card are available on the Internet at www.proxyvote.com. Under Securities and Exchange Commission rules, we are providing access to our proxy materials by notifying you of the availability of our proxy materials on the Internet.

In this Proxy Statement, the terms “Altair,” “we,” “us,” and “our” refer to Altair Engineering Inc. The mailing address of our principal executive offices is Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083.

About the Meeting

Why are we calling this Annual Meeting?

We are calling the Annual Meeting to seek the approval of our stockholders:

•	To elect two director nominees to serve as Class III directors for a three-year term expiring at the annual meeting of stockholders in 2023;

•	To vote, on an advisory basis, on the executive compensation of the Company’s Named Executive Officers as described in this proxy statement; and

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•	To consider any other matters that may properly come before the Annual Meeting.

What are the Board’s recommendations?

Our Board believes that the election of the director nominees identified herein and the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 are advisable and in the best interests of Altair and its stockholders and recommends that you vote FOR these proposals. Our Board believes that the compensation of our named executive officers for the year ended December 31, 2019, as described in this proxy statement, was appropriate and recommends that you vote FOR the resolution to approve that compensation. If you are a stockholder of record and you return a properly executed proxy card or vote by proxy over the Internet but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as set forth above. With respect to any other matter that properly comes before our Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

Who is entitled to vote at the meeting?

Only holders of record of our Class A common stock and Class B common stock at the close of business on the record date, March 24, 2020, are entitled to receive notice of the Annual Meeting and to vote either class of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal.

As of the record date, there were 41,776,092 shares of our Class A common stock outstanding and 31,050,732 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If, as we expect, the Annual Meeting is held virtually, attendance shall solely be via the Internet at www.virtualshareholdermeeting.com/ALTR2020 using the 16-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials. In that event, stockholders will not be able to attend the Annual Meeting at a physical location.

The live webcast of the Annual Meeting will begin promptly at 9:00 am Eastern Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

An online portal will be available to our stockholders at www.proxyvote.com commencing approximately on or about April 9, 2020. By accessing this portal, stockholders will be able to vote in advance of the Annual Meeting. Stockholders may also vote, and submit questions, during the Annual Meeting on www.virtualshareholdermeeting.com/ALTR2020. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form to submit questions and vote at our Annual Meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need authorization from your broker or nominee in order to vote. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought for stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder. We have retained Broadridge Financial Solutions to host our virtual annual meeting and to distribute, receive, count and tabulate proxies.

In the event that we announce that we have changed our plans and intend to hold the meeting in person at our offices, in order to attend in person at our offices:

•

if you hold your shares in “street name,” you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker, along with proof of ownership, and you will need to contact us by email at ir@altair.com to register to attend the Annual Meeting;

•	if you are a stockholder of record, you will need to contact us by email at ir@altair.com to register to attend the Annual Meeting; and

•

in either case, for security reasons, you must comply with our attendance requirements, by presenting a form of government issued photograph identification on the day of the Annual Meeting, and you should plan to arrive at least thirty minutes prior to the meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum for our meeting. Signed proxies received but not voted and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

Your vote is important. Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 9, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record on our books at the close of business on the record date and will post our proxy materials at www.proxyvote.com. Stockholders may choose to access our proxy materials at www.proxyvote.com or may request to receive a printed set of our proxy materials. In addition, the Notice and that website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting electronically (or by ballot if the meeting is held at our offices), all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card.

Vote on the Internet

If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials. Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 18, 2020.

Vote by Telephone

If you are a stockholder of record, you can also vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Have your proxy card or voting instruction card in hand when you call. Telephone voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 18, 2020.

Vote by Mail

If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail as it must be received by 11:59 p.m. on May 18, 2020.

Please note that if you received a Notice of Internet Availability, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote on the Internet and how to request paper copies of the proxy materials.

Voting at the Annual Meeting

You will have the right to vote at the Annual Meeting.

If, as we expect, we hold the Annual Meeting remotely via the Internet, you will have the right to vote on the day of, or during, the Annual Meeting on www.virtualshareholdermeeting.com/ALTR2020. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form to vote at our Annual Meeting if it is held remotely.

If we change our plans, hold the meeting at our offices and you attend the Annual Meeting, you may vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting. In that case, you should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

Even if you plan to attend our Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend our Annual Meeting.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of Altair a notice of revocation;

•	submitting a later-dated vote by telephone or on the Internet;

•	sending in another duly executed proxy bearing a later date; or

•	attending the Annual Meeting and casting your vote in the manner set forth above.

Your latest vote will be the vote that is counted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares unless you obtain a signed proxy from the record holder giving you the right to vote the shares. If you do not vote your shares or otherwise provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “ What vote is required to approve each proposal ?” below.

What vote is required to approve each proposal?

The holders of a majority of the voting power of the common stock issued and outstanding on the record date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

With respect to the first proposal (election of Class III directors), directors are elected by a plurality of the voting power of the shares of our common stock present or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. As a result, abstentions and “broker non-votes” (see below), if any, will not affect the outcome of the vote on the first proposal.

With respect to the second and third proposals to cast an advisory vote on executive compensation and to ratify the appointment of Ernst & Young LLP, and approval of any other matter that may properly come before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares of our common stock present or represented by proxy and entitled to vote, is required to approve these proposals. As a result, abstentions will have the same practical effect as a negative vote on these proposals, and “broker non-votes” (see below), if any, will not affect the outcome of the vote on these proposals.

Holders of the common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the meeting.

What are “broker non-votes”?

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. If the New York Stock Exchange determines a proposal to be “non-routine,” failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s names, will have the same effect as a vote against such proposal.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner.

The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2) are generally not considered to be a “routine” matter and brokers are not permitted to vote on these matters if the broker has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. The ratification of our independent registered public accounting firm (Proposal No. 3) is generally considered to be a “routine” matter, and hence your brokerage firm will be able to vote on Proposal No. 3 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated therewith. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

PROPOSAL 1: TO ELECT TWO DIRECTORS, AS CLASS III DIRECTORS, TO SERVE THREE-YEAR TERMS EXPIRING AT THE ANNUAL MEETING IN 2023 AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members. There are two directors in the class whose term of office expires in 2020. Both of these directors have been nominated for election as Class III directors at this Annual Meeting. Each of the nominees listed below is currently a director of Altair. If elected at the Annual Meeting, the Class III nominees would serve until the 2023 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Stockholders may not vote, or submit a proxy, for a greater number of nominees than the two nominees named below. The two director nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two director nominees named below. If any director nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Class III Nominees for Election for a Term Expiring at the 2023 Annual Meeting

The following table sets forth the name, age, position and tenure of our Class III directors who are up for re-election at the 2020 Annual Meeting for a term expiring at the 2023 Annual Meeting:

Name	Age	Position(s)	Served as an Officer or Director Since
James R. Scapa	63	Chairman and Chief Executive Officer	1985
Steve Earhart	71	Director	2011

The following biographical descriptions set forth certain information with respect to the director nominees, based on information furnished to Altair by each director nominee.

James R. Scapa co-founded our company and has served as Chairman of our board of directors and our chief executive officer since 1992. Prior to his role as our chief executive officer, Mr. Scapa served as secretary and treasurer since our inception in 1985. Mr. Scapa holds a bachelor’s degree in mechanical engineering from Columbia University and a masters of business administration degree from the University of Michigan. We believe that the perspective and experience that Mr. Scapa brings as our chief executive officer and founder uniquely qualifies him to serve as the Chairman of our board of directors.

Steve Earhart has served as a member of our board of directors since May 2011. Mr. Earhart is the chair of our audit committee, a position he has held since January 2016, and a member of our compensation committee, a position he has held since January 2015. Mr. Earhart served as a member of the board of directors and audit committee chair of Mi9 Retail, Inc., a private company providing enterprise software solutions to retailers, a position he held from December 2017 to October 2018. Mr. Earhart served as chief financial officer of World

Kitchen, LLC, a branded consumer products company, from April 2012 to January 2017. From December 2007 to June 2010, Mr. Earhart served as executive vice president and chief financial officer of Torex Retail Holdings, Ltd., a retail software provider based in the United Kingdom. Mr. Earhart is a certified public accountant and holds a bachelor’s degree in business and accounting from the University of Illinois and master’s degree in business administration from the University of Wisconsin. We believe Mr. Earhart is qualified to serve on our board of directors because of his significant corporate finance, operational and business experience gained from holding senior executive positions at both publicly-traded and private technology and consumer companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE CLASS III DIRECTOR NOMINEES.

Continuing Directors

The following table sets forth the name, age, position and tenure of the directors who are serving for terms that end following the Annual Meeting.

Name of Director	Age	Position	Served as an Officer or Director Since
Class I Directors:
Dr. Mary C. Boyce	61	Director	2018
Brett Chouinard	55	Director, President and Chief Operating Officer	2010
Jan Kowal	66	Director	2013
Class II Directors:
Trace Harris	54	Director	2016
Richard Hart	55	Director	2017

The following biographical descriptions set forth certain information with respect to directors who are serving for terms that end following the Annual Meeting, based on information furnished to Altair by each director.

Class I Directors Continuing in Office until the 2021 Annual Meeting

Dr. Mary C. Boyce has served as a member of our board of directors since April 2018. Dr. Boyce is the chair of our technology committee, a role she has held since October 2018, and a member of our nominating and corporate governance committee, a role she has held since August 2018. Dr. Boyce is Dean of The Fu Foundation School of Engineering and Applied Science at Columbia University in the City of New York, where she is also the Morris A. and Alma Schapiro Professor of Engineering. Prior to joining Columbia, Dr. Boyce served on the faculty of the Massachusetts Institute of Technology (“MIT”) for over 25 years, leading the Mechanical Engineering Department from 2008 to 2013. She holds a BS degree in engineering science and mechanics from Virginia Tech, and MS and PhD degrees in mechanical engineering from MIT. Dr. Boyce’s research focuses on materials and mechanics, particularly in the areas of multi-scale and nonlinear mechanics of polymers and soft composites, and her work has been documented in over 170 archival journal articles spanning materials, mechanics, and physics. She has mentored over 40 M.S. thesis students and over 25 Ph.D. students and has been widely recognized for her scholarly contributions, including election as a fellow of the American Society of Mechanical Engineers, the American Academy of Arts and Sciences, and the National Academy of Engineering. We believe Dr. Boyce is qualified to serve on our board of directors because of her extensive leadership experience and because she is a distinguished engineer and academic leader in the field of engineering.

Brett Chouinard became a member of our board of directors and a member of our technology committee as of December 31, 2018 and has served as our President since January 1, 2018. He is also our chief operating officer, a position he has held since January 2010. Prior to his role as our chief operating officer, Mr. Chouinard served in various roles with us since 1994. Prior to joining us, Mr. Chouinard worked as an engineer at GE Aircraft, a subsidiary of General Electric, Inc. specializing in aircraft engines. Mr. Chouinard holds a bachelor’s degree in mechanical engineering from Michigan Technological University and a master’s degree in mechanical engineering from the University of Cincinnati. We believe Mr. Chouinard is qualified to serve on the Board because of his substantial leadership experience, his engineering expertise and his deep understanding of the technology, culture and operations of Altair.

Jan Kowal has served as a member of our board of directors since July 2013. Mr. Kowal is a member of our compensation committee, a role he has held since January 2016, a member of our nominating and corporate governance committee, a role he has held since April 2017, and a member of our technology committee, a role he has held since August 2018. Mr. Kowal also served as a member of our audit committee from January 2017 through August 2018. Mr. Kowal served as a consultant to Brose Fahrzeugteile GmbH & Co., an international automotive parts supplier based in Germany, and its affiliates in the United States and Europe from May 2015 to May 2017. Mr. Kowal served as the chairman of Brose Fahrzeugteile’s American subsidiary Brose North America, Inc. from August 2012 to May 2015 and as its president and chief executive officer. Prior to that. Mr. Kowal served on the board of directors of the Original Equipment Supplier Association from 2008 to 2013 and served as the chairman of the board of that entity in 2012. Mr. Kowal holds a master’s degree in mechanical engineering from Charmers University of Technology in Goteborg, Sweden. We believe Mr. Kowal is qualified to serve on our board of directors because of his substantial international business experience and deep familiarity with the automotive industry.

Class II Directors Continuing in Office until the 2022 Annual Meeting

Trace Harris has served as a member of our board of directors since August 2016. Ms. Harris is the chair of our compensation committee, a role she has held since January 2017, and a member of our audit committee, a role she has held since August 2018. She also served as a member of our nominating and corporate governance committee from April 2017 through August 2018. Ms. Harris currently is a principal at T Harris LLC, which provides strategy and financial consulting, a position she has held since November 2014. Prior to that, she worked at A-List Services, LLC, an educational services provider, from January 2017 through January 2019, most recently as interim chief executive officer and chief financial officer. Prior to that, Ms. Harris spent 13 years, between September 2001 and November 2014, working in various roles at Vivendi SA, most recently serving as senior vice president, strategy, finance and business innovation. Ms. Harris holds a bachelor’s degree in economics from Stanford University and a master’s degree in business administration with a concentration in finance from the Yale School of Management. We believe Ms. Harris is qualified to serve on our board of directors because of her significant corporate finance, operational and business experience.

Richard Hart has served as a member of our board of directors since April 2017. Mr. Hart is the chair of our nominating and corporate governance committee, and a member of our audit committee, roles he has held since April 2017. Mr. Hart served as the Chief Strategy Officer of Guidewire Software, Inc., a publically-traded software publishing company, from March 2018 through November 2018, after which he commenced serving as a private consultant. Mr. Hart served as Guidewire’s Chief Financial Officer from March 2015 through March 2018. Mr. Hart was a managing director at Deutsche Bank from May 2004 through November 2013. Mr. Hart also serves as a member of the board of directors of Wonolo, Inc., a private on-demand labor and workforce staffing platform business, a position he has held since February 2016, and on the board of directors of Vitech Corporation, offering systems software for financial and insurance verticals, a position he has held since December 2019. Mr. Hart holds a bachelor’s degree in physics from the University of Pennsylvania and a juris doctor degree from the New York University School of Law. We believe Mr. Hart is qualified to serve on our board of directors because of his significant corporate finance, legal and business experience.

CORPORATE GOVERNANCE MATTERS

Board of Director Composition

Our Board currently consists of seven members. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Board of Director Meetings

Our Board met six times in 2019. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which such director served on the Board) and (ii) the total number of meetings of all committees of our Board on which such director served (during the periods for which the director served on such committee or committees). This is our third Annual Meeting of Stockholders since our initial public offering on October 31, 2017. Altair does not have a formal policy requiring members of the Board to attend our annual meetings. All directors other than Mr. Chouinard attended the 2019 annual meeting of stockholders.

Director Independence

Because Mr. Scapa controls a majority of our outstanding voting power, we qualify as a “controlled company” under the corporate governance rules of the NASDAQ Stock Market LLC, or NASDAQ. Therefore, we are not required to have a majority of our Board be independent, nor are we required to have an independent compensation committee or an independent nominating function. Notwithstanding our “controlled company” status, we intend to comply with the majority independence and independent compensation committee and nominating function requirements. Regardless of whether we qualify as a “controlled company”, we are required to have a fully independent audit committee subject to certain transition rules. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the rules of the Nasdaq Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be independent, compensation committee members must not have a relationship with the issuer that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board determined that Messrs. Earhart, Hart and Kowal and Ms. Harris and Dr. Boyce do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the Securities and Exchange

Commission (the “SEC”) and the listing requirements and rules of the Nasdaq Global Select Market. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section entitled “Transactions with Related Persons.”

Board Committees

Audit Committee

Our audit committee currently consists of Messrs. Earhart, as chair, and Hart and Ms. Harris, each of whom is “independent” as that term is defined under applicable SEC rules and NASDAQ listing standards. Our Board has determined that Mr. Earhart qualifies as an audit committee financial expert within the meaning of SEC regulations and The NASDAQ Marketplace Rules. In making this determination, our Board has considered the formal education and nature and scope of his previous experience, coupled with past and present service on various audit committees. Our audit committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our financial statements.

Our audit committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving in advance any proposed related-person transactions;

•	reviewing and discussing with management and the independent registered public accounting firm, if applicable, our guidelines and polices for risk assessment and risk management; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

All audit services to be provided to us and all non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our audit committee operates pursuant to a charter that is available on our website at http://investor.altair.com under the Governance section. Our audit committee met seven times in 2019.

Compensation Committee

Our compensation committee currently consists of Ms. Harris, as chair, and Messrs. Earhart and Kowal, each of whom is “independent” as that term is defined under applicable SEC rules and NASDAQ listing standards. Our compensation committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers. Our compensation committee’s responsibilities include:

•

reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans and benefits programs; and

•	preparing any compensation committee report that the SEC may require in our annual proxy statement.

Our compensation committee operates pursuant to a charter that is available on our website at http://investor.altair.com under the Governance section. Our compensation committee met nine times in 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Messrs. Hart, as chair, and Kowal and Dr. Boyce, each of whom is “independent” as that term is defined under applicable NASDAQ listing standards. The nominating and corporate governance committee’s responsibilities include:

•	evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	developing and monitoring a set of corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and officers, other than related-person transactions reviewed by the audit committees.

Our nominating and corporate governance committee operates pursuant to a charter that is available on our website at http://investor.altair.com under the Governance section. Our nominating and corporate governance committee met three times in 2019.

Technology Committee

Our technology committee currently consists of Dr. Boyce, as chair, and Messrs. Kowal and Chouinard. The technology committee’s responsibilities include:

•	assessing technology trends that could affect the industries in which we operate, our strategic direction and our investment decisions;

•	assisting the Board in its oversight of our investments in technology, including through acquisitions and other business development activities;

•	annually reviewing and advising on our research and development expenditure plans (both internal and contracted), including the technical relevance of proposed activities;

•

assessing our technical workforce and its suitability for meeting our needs, including science and engineering leadership and provide guidance on development and succession planning for critical scientific and technology experts; and

•	assessing technical security issues for our assets and for the protection of customer data both of our company and through the use of our products.

Our technology committee operates pursuant to a charter. It met four times in 2019.

Stockholder Nominations for Directorships

Our nominating and corporate governance committee will consider potential director candidates recommended by stockholders as long as the stockholders comply with our certificate of incorporation and bylaws, in recommending a potential candidate. Stockholders who wish to recommend a candidate for nomination should contact our corporate secretary in writing and provide the following information:

•	the name and address of record of the stockholder;

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a representation that the stockholder is a record holder of Altair’s securities (i) at the time of providing advanced notice of a director nominee pursuant to section 2.4(ii) of our bylaws, and (ii) on the record date for the determination of eligibility to vote at the annual meeting, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	the class and number of shares of our company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee;

•	a description of the qualifications and background of the proposed director candidate and a representation that the proposed director candidate meets applicable independence requirements;

•	a description of any arrangements or understandings between the security holder and the proposed director candidate; and

•	the consent of the proposed director candidate to be named in the proxy statement relating to the Altair annual meeting of stockholders and to serve as a director if elected at such annual meeting.

Assuming that appropriate information is provided for candidates recommended by stockholders, our nominating and corporate governance committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or other persons, as described above and as set forth in its charter.

Board Leadership Structure and Role in Risk Oversight

The chief executive officer and Chairman positions are held by James Scapa. Mr. Scapa also beneficially owns approximately 52.2% of the voting power of our common stock. Periodically, our Board assesses these roles and the Board leadership structure to ensure the interests of Altair and our stockholders are best served. Our Board has determined that its current leadership structure is appropriate. James Scapa, as one of our founders and as our chief executive officer and Chairman, has extensive knowledge of all aspects of Altair, our business and risks, and our customers. Our Board has no Lead Independent Director; however, the Board may choose to elect one.

While management is responsible for assessing and managing risks to Altair, our Board is responsible for overseeing management’s efforts to assess and manage risk. This oversight is conducted primarily by our full Board, which has responsibility for general oversight of risks, and our standing Board committees. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to advice from legal counsel, the Secretary of Altair is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the Board as he considers appropriate.

Communications from stockholders will be forwarded to all directors if they relate to important substantive matters or if they include suggestions or comments that the Secretary considers to be important for the Board to know. Communication relating to corporate governance and corporate strategy are more likely to be forwarded to the Board than communications regarding personal grievances, ordinary business matters, and matters as to which Altair tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications to the Board should address such communications to: The Board of Directors, Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attention: Secretary.

Code of Business Conduct and Ethics

We maintain a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Governance section of our website, which is located at http://investor.altair.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Ms. Harris, as chair, and Messrs. Earhart and Kowal. No member of our compensation committee is or has been an officer or employee of Altair. None of our executive officers currently serves, or during fiscal 2019 has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our Board.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers:

Name	Age	Position(s)	Served as an Officer Since
James R. Scapa	63	Chairman, Chief Executive Officer and Director	1985
Brett Chouinard	55	President, Chief Operating Officer and Director	2010
Howard N. Morof	59	Chief Financial Officer	2013
James P. Dagg	53	Chief Technical Officer, Modeling/Visualization	2014
Dr. Uwe Schramm	62	Chief Technical Officer, Solvers/Optimization	2014
Mahalingam Srikanth	49	Chief Technical Officer, HPC/Cloud Solutions	2014
Nelson Dias	53	Chief Revenue Officer	2017
Amy Messano	49	Chief Marketing Officer	2019
Andrea Siudara	47	Chief Information Officer	2019
David Simon	56	Chief Administrative Officer	2019
Raoul Maitra	49	Chief Legal Officer	2020
Gilma Saravia	45	Chief People Officer	2020

Our executive officers are elected by, and serve at the discretion of, our Board. The business experience for the past five years, and in some instances, for prior years, of each of our executive officers is as follows:

James R. Scapa has served as our chief executive officer since 1992. For Mr. Scapa’s biography, please see the section above entitled “Class III Nominees for Election for a Term Expiring at the 2023 Annual Meeting.”

Brett Chouinard has served as our President since January 1, 2018. For Mr. Chouinard’s biography, please see the section above entitled “Class I Directors Continuing in Office until the 2021 Annual Meeting.”

Howard N. Morof has served as our chief financial officer since February 2013. Mr. Morof also served as a member of our board of directors from February 2011 to February 2013. Prior to joining us, Mr. Morof served as chief financial officer of North American Bancard, LLC, an independent merchant and credit card processing company, from February 2008 to February 2013. Mr. Morof is a certified public accountant and holds a master’s degree in taxation from Walsh College and a bachelor’s degree in business administration from the University of Michigan.

James P. Dagg has served as our chief technical officer of modeling and visualization since January 2014. Prior to this role, Mr. Dagg served from May 2008 to December 2013 as the vice president of our wholly-owned subsidiary solidThinking, Inc. Mr. Dagg holds a bachelor’s degree in mechanical engineering and a master’s degree in applied mechanics from the University of Michigan.

Dr. Uwe Schramm has served as our chief technical officer of solvers and optimization since January 2014. Prior to this role, Dr. Schramm served as managing director of Altair GmbH, our wholly-owned German subsidiary, from September 2011 to December 2013. Dr. Schramm holds a master’s degree and a doctorate degree in solid mechanics from the University of Rostock in Rostock, Germany.

Mahalingam Srikanth has served as our chief technical officer for HPC and cloud solutions since January 2014. Prior to this role, Mr. Srikanth was a senior vice president at Altair from July 2011 to November 2013 and a vice president at Altair from January 2008 to June 2011. Mr. Srikanth holds a bachelor’s degree in computer science and engineering from Gulbarga University in Gulbarga, India and an executive masters of business administration from the Indian School of Business in Hyderabad, India.

Nelson Dias has served as our chief revenue officer since January 1, 2018, after serving as our Senior VP—Asia Pacific since 2006. Prior to running Altair’s APAC region, Mr. Dias was Managing Director of Altair India from 2002-2005. He has over 28 years of technical sales and management experience. Mr. Dias holds a Bachelor of Engineering in Computer Science degree from the University of Mumbai.

Amy Messano has served as our chief marketing officer since January 7, 2019. Prior to joining Altair, Ms. Messano served as vice president of marketing/communications for the Electronics and Safety division at Aptiv PLC (formerly Delphi), a global technology company, from 2012 to 2013, and then as vice president, Integrated Marketing and Communications from 2014 to 2018 where she was primarily responsible for global marketing teams supporting marketing campaigns, messaging and supporting materials as well as distribution, and was also responsible for web, digital marketing, social media, media relations and content creation globally. Ms. Messano holds a bachelor’s degree in history and English from the University of Colorado, Boulder, and a master’s of science, journalism from Northwestern University.

Andrea Siudara became our chief information officer in September 2019. Prior to joining Altair, she served as global director, sales and marketing IT, for Ford Motor Company (July 2015 to September 2019). She served as VP, Information Technology, at Delphi, a global technology company, from May 2012 to July 2015 and prior to that, held executive positions at Dell, a computer technology company (April 2011 to May 2012), and General Motors (2001 to 2011). Ms. Siudara holds a bachelor’s degree from the University of Michigan and a master’s degree in business administration from Michigan State University and completed coursework in a master’s of science in technology from Carnegie Mellon.

Dave Simon has served as our chief administrative officer since of January 1, 2019. Prior to this role, Mr. Simon served as a senior vice president of Altair in charge of corporate talent and communications from 2018 to 2019, vice president of corporate communications from 2016-2018, president of Altair’s wholly-owned subsidiary ilumisys, Inc. (d/b/a toggled) from 2008 to 2016, director of product innovation from 2004-2008, and vice president—enterprise process management from 2002-2004. He has over 34 years of industry experience, and was with Altair from 1986-1990 prior to rejoining the company in 2000. Mr. Simon holds a bachelor’s degree in aerospace engineering from the University of Michigan, and a masters in management from Walsh College.

Raoul Maitra was named our chief legal officer in February 2020. Previously, he served as our Co-General Counsel from April 2015 until 2020. He joined our company in 2006 as Deputy General Counsel and served in that capacity until 2015. Mr. Maitra holds a bachelor’s degree in political science from the University of Michigan and a Juris Doctor degree from the Mauer School of Law at Indiana University (Bloomington).

Gilma Saravia became our chief people officer in February 2020. Prior to joining Altair, she served as vice president, global corporate human resources and talent, for Aptiv PLC, a global technology company, from 2015 to 2019. Prior to her employment by Aptiv, Ms. Saravia held executive roles at U. S. Steel (2011 to 2015) and served as a senior manager in Deloitte’s Human Capital consulting group (2002 to 2011). Ms. Saravia holds a business administration degree from the University of Texas at Austin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding the 2019 compensation program for our principal executive officer, our principal financial officer and the three other most highly-compensated executive officers (our “Named Executive Officers”). For 2019, our Named Executive Officers were:

•	James R. Scapa, our Chief Executive Officer (our “CEO”);

•	Howard N. Morof, our Chief Financial Officer (our “CFO”);

•	Brett Chouinard, our Chief Operating Officer (our “COO”);

•	Amy Messano, our Chief Marketing Officer (our “CMO”);

•	Uwe Schramm, our Chief Technical Officer (our “CTO”)

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our Named Executive Officers in 2019, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Who We Are

We are a global technology company providing software and cloud solutions in the areas of product design and development, high performance cloud computing, and data analytics. We enable organizations across broad industry segments to compete more effectively in a connected world while creating a more sustainable future.

Our simulation-driven approach to innovation is powered by our broad portfolio of high-fidelity and high-performance physics solvers. Our integrated suite of software optimizes design performance across multiple disciplines encompassing structures, motion, fluids, thermal management, electromagnetics, system modeling, and embedded systems, while also providing data analytics and true-to-life visualization and rendering. Our high-performance cloud computing solutions maximize the efficient utilization of complex compute resources and streamline the workflow management of compute-intensive tasks for applications including data analytics, modeling and simulation, and visualization. Our data analytics products include data preparation, data science and visualization solutions that fuel engineering, scientific, and business decisions.

We believe a critical component of our success has been our company culture, based on our core values of innovation, envisioning the future, communicating honestly and broadly, seeking technology and business firsts, and embracing diversity. This culture is important because it helps attract and retain top people, encourages innovation and teamwork, and enhances our focus on achieving our corporate objectives.

2019 Business Results

2019 was a strong year for us, reflecting continuing growth of our software platforms and integration of important acquired technologies. In 2019:

•	Total software product revenue was $366.7 million.

•	Total revenue was $458.9 million.

•

We reported a net loss of $7.5 million. The full year of 2019 included non-cash stock-based compensation expenses of $8.5 million. Diluted net loss per share was $0.11, based on 71.5 million diluted weighted average common shares outstanding.

•

Adjusted EBITDA was $39.5 million. We define Adjusted EBITDA, a non-GAAP financial measure, as net income adjusted for income tax expense, interest expense, interest income and other, depreciation and amortization, stock-based compensation expense, restructuring charges, asset impairment charges and other special items as determined by management.

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Non-GAAP net income was $24.8 million. Non-GAAP diluted net income per share was $0.32, based on 78.0 million non-GAAP diluted common shares outstanding. Non-GAAP net income excludes stock-based compensation, amortization of intangible assets related to acquisitions, non-recurring adjustments, and certain tax adjustments.

•	Cash flow from operations was $31.4 million.

•	Free cash flow, a non-GAAP financial measure consisting of cash flow from operations less capital expenditures, was $21.7 million.

A reconciliation of the GAAP and non-GAAP information referenced above is set forth in Appendix A to this Proxy Statement. Our compensation determinations for 2019 were based, in part, on our 2019 performance, which does not reflect the impact of the coronavirus or our Company’s responses to the pandemic currently impacting world markets.

Executive Compensation Results

The Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers in 2019:

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Base Salaries – Maintained the annual base salary of our CEO at its 2017 level of $830,000 and approved annual base salary increases ranging from 4% to approximately 30% for our other Named Executive Officers.

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Executive Bonus Program – Approved a performance-based cash bonus payment of $453,000 for our CEO and performance-based cash bonus payments ranging from $78,288 to $120,622 for our other Named Executive Officers.

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Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards that may vest and be settled for 20,000 shares of Class A Common Stock for our CEO and 9,781 shares of Class A Common Stock in aggregate for our other Named Executive Officers. We also granted a stock option to our CEO for 20,000 shares of Class A Common Stock.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To foster this alignment and to motivate and reward individual initiative and effort, a portion of our executive officers’ target annual total direct compensation opportunity is both performance-based and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers, including our Named Executive Officers, through two separate compensation elements:

•	First, we provide the opportunity to receive a cash bonus award pursuant to our executive bonus program, based on Company performance and individual performance.

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In addition, we grant RSU awards and stock options that vest over time. The value of these awards depends entirely on the value of our Class A Common Stock. The Named Executive Officers’ RSU ownership, together with the shares of our common stock that they otherwise own as reflected elsewhere in this Proxy Statement, incentivize them to build long-term value for the benefit of our stockholders.

These variable pay elements assure that a meaningful portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards in the design and implementation of our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

What We Do

•	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who oversee our compensation policies and practices.

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Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

•	Periodic Executive Compensation Review. The Compensation Committee conducts periodic reviews of our compensation strategy and of our compensation peer group, which we use for comparative purposes.

What We Do Not Do

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No Hedging or Pledging. We do not allow our executive officers, including our Named Executive Officers, to engage in certain types of hedging or monetization transactions (such as zero cost collar or forward sales contracts) or, unless pre-approved by a compliance officer, to pledge our common stock as collateral for a loan.

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No Executive Retirement Plans. We do not offer retirement plans to our executive officers, including our Named Executive Officers, other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

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No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not reimburse our executive officers, including our Named Executive Officers, for any excise taxes that may be imposed upon them as a result of a change in control of the Company.

Stockholder Advisory Votes on Named Executive Officer Compensation

Commencing with this year’s annual meeting of stockholders, we will conduct a non-binding stockholder vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). At last year’s annual meeting, we conducted a non-binding stockholder vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). We recommended that such votes be conducted annually and our stockholders overwhelmingly approved that recommendation. See Proposal 2 in this Proxy Statement.

We value the opinions of our stockholders. Our Board of Directors and the Compensation Committee will consider the outcome of Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our Named Executive Officers.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;

•	Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executives;

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Align the interests and objectives of our executives with those of our stockholders by linking the long-term incentive compensation opportunities and equity holdings to stockholder value creation and their cash incentives to our annual performance; and

•	Offer total compensation opportunities to our executives that are competitive and fair.

Program Design

We structure the annual compensation of our executive officers, including our Named Executive Officers, using three principal elements: base salary, a cash bonus award pursuant to our executive bonus program, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above. In determining the amount of base salary, cash bonuses and equity compensation awarded to each Named Executive Officer, the Compensation Committee does not apply any strict percentage of any one element in relation to the overall compensation package. Instead, the Compensation Committee reviews the overall compensation package and the relative amount of each element on an individual basis for each Named Executive Officer to determine whether such amounts, and the mix of compensation components, further the basic principles and objectives of our overall compensation program.

In addition, we have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our CEO and oversight of compensation matters for our Named Executive Officers, and recommends for Board of Director approval compensation for the non-employee members of our Board of Directors. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other executive officers. In addition, the Compensation Committee makes all final decisions regarding the compensation of our CEO and other executive officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes recommendations that it believes further our philosophy or align with developments in best compensation practices.

The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://investor.altair.com.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of executive compensation.

Setting Target Total Direct Compensation

The Compensation Committee reviews the base salary levels, annual incentive bonus payments and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, and related performance criteria.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, the Compensation Committee relies primarily on its members’ general experience and expertise, on the advice of consultants and other advisors and its consideration of a number of factors, including the following:

•	our executive compensation program objectives;

•	the recommendations of our CEO with respect to the compensation of our other executive officers;

•	our company’s performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

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the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives; and

•	the competitiveness of our compensation structure and specific retention needs.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation determinations with respect to our executive officers. Instead, in making recommendations and determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, and more broad-based compensation surveys to gain a general understanding of market compensation levels.

In addition, the Compensation Committee does not weight the foregoing factors in any predetermined manner, nor does it apply formulas in making its compensation determinations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company and its business results, knowledge of the competitive market, knowledge of each executive officer, the advice of their compensation consultant and their business judgment in making their recommendations and determinations.

As part of its oversight function, our Board and our Compensation Committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation programs, including executive compensation. Based on this review, our Compensation Committee believes that our compensation programs, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Role of Management

In discharging its responsibilities, the Compensation Committee works with our CEO, who assists the Compensation Committee by providing information on corporate and individual performance, perspectives on performance issues and recommendations on compensation matters.

Typically, our CEO will make recommendations to the Compensation Committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our executive officers, including our other Named Executive Officers. At the beginning of each year, our CEO reviews the performance of our executive officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The Compensation Committee reviews and discusses these recommendations and proposals with our CEO.

Our CEO attends meetings of the Compensation Committee at which executive compensation matters are addressed, but does not participate in the Compensation Committee’s deliberations involving his own compensation.

Role of Compensation Consultant

The Compensation Committee has, from time to time, engaged an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program. When engaged, the compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement on a periodic basis.

Our Compensation Committee has engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters. During 2019, Compensia advised the Compensation Committee with respect to compensation reporting (as last year was the first year in which we provided a Compensation Disclosure & Analysis in our proxy statement), Board compensation and the treatment of equity awards on retirement. Compensia did not provide any services to our company other than the consulting services provided to the Compensation Committee.

The Compensation Committee reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. With respect to the services provided in 2019, the Compensation Committee evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee did not raise any conflict of interest, and that Compensia is independent.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that share one or more characteristics of our company, including annual revenue, market capitalization, geographical location, vertical focus and end market. However, not all criteria may be applicable to each individual peer group member. The Compensation Committee reviews our compensation peer group periodically and makes adjustments to its composition as warranted, taking into account changes in both our business and the businesses of the companies in the peer group. We included the following companies in our group of peer companies for 2019 compensation purposes:

Alteryx ANSYS Appian	Manhattan Associates Micro Strategy MobileIron
Apptio	MTS Systems
Aspen Technology Blackline	Paylocity Holding PTC
Bottomline Technologies Cloudera	QAD RealPage
Ebix	SPS Commerce
Guidewire Software	Workiva

The compensation practices of the then current compensation peer group are used by the Compensation Committee as a guide to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual incentive bonus opportunities, and long-term incentive compensation). To analyze the compensation practices of the companies in our compensation peer group, Compensia gathers data from public filings (primarily proxy statements) of the peer group companies, as well as survey data from Compensia’s proprietary database. This market data is then used as a reference point for the Compensation Committee to assess our compensation levels in the course of its deliberations on compensation forms and amounts.

Compensation Elements

In 2019, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market.

Annual Cash Bonus Awards Pursuant to the Executive Bonus Program	Variable	Cash	Designed to motivate our executives to meet and achieve business objectives and to incentivize conduct that is aligned with the interests of our stockholders.

Long Term Incentive Compensation	Variable	Restricted stock unit awards and stock options that may vest and be settled for shares of our common stock.	Designed to align the interests of our executives and our stockholders by motivating our executives to create sustainable long-term stockholder value.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In February 2019, the Compensation Committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee approved base salary increases for certain of our executive officers. The Compensation Committee determined to leave the base salary of our CEO and our CFO at 2017 levels.

The base salaries of our Named Executive Officers for 2019 were as follows:

Named Executive Officer	2018 Base Salary	2019 Base Salary	Percentage Adjustment
Mr. Scapa	$830,000	$830,000	—
Mr. Morof	$340,000	$340,000	—
Mr. Chouinard	$250,000	$325,000	30%
Ms. Messano	—	$265,000	—
Mr. Schramm	$260,000	$270,000	4%

Amy Messano joined our company in 2019.

Executive Bonus Program

Each year, we make bonus arrangements with our senior executives (including the Named Executive Officers), other employees who report directly to our CEO, and vice presidents in key positions (the “Executive Bonus Program”). Generally, for the Named Executives other than the CEO, bonus payments under the Executive Bonus Program are calculated starting with a target bonus amount for each participant as recommended by our CEO and approved by the Compensation Committee, multiplied by the achievement of a corporate financial performance metric and then, for each program participant, adjusted for his or her individual performance. For the CEO, the Compensation Committee begins with a target bonus amount and then evaluates the CEO’s performance against certain quantitative and qualitative metrics associated with Company and individual performance. In each case, the Compensation Committee reviews the payment and amount of any award.

For 2019, the Named Executive Officers (other than the CEO) were paid 50% or 60% of their target bonus payment under the Executive Bonus Program in equal monthly installments, with the additional earned bonus paid once final bonus amounts were determined after the end of the year. The CEO did not receive any portion of his bonus until after the final bonus amount was determined subsequent to year-end. No provision was made for repayment of these installments if 2019 performance objectives were not attained; in fact, the performance objectives utilized by the Compensation Committee in 2019 were largely attained.

Target Bonus Amounts

For purposes of the Executive Bonus Program, bonus payments are based upon a specific target bonus amount as recommended by our CEO and approved by the Compensation Committee. The CEO participates in the Compensation Committee’s deliberations regarding the target amounts for eligible employees, but does not participate in the deliberations regarding his target bonus.

In February 2019, the Compensation Committee reviewed the recommended target bonus amounts for our Named Executive Officers, taking into consideration the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee determined to set the target bonus amounts as proposed by our CEO with respect to the Named Executive

Officers other than himself. The Compensation Committee independently reviewed and determined the CEO’s target bonus. For 2019, the target bonus amounts for our Named Executive Officers were as follows:

Named Executive Officer	Target Bonus Amount
Mr. Scapa		$550,000
Mr. Morof Mr. Chouinard Ms. Messano Mr. Schramm	$ $ $ $	160,000 150,000 120,000 100,000

Corporate Performance Metric and Individual Performance Metric

Participants in the Executive Bonus Program are eligible to receive a bonus payment in the discretion of the Compensation Committee based upon the attainment of performance objectives as proposed by the CEO and approved by the Compensation Committee and which relate to the financial metrics that are most important to us. For the Named Executive Officers (other than the CEO), the bonus was determined for 2019 by measurement of (i) Company performance against a variant of adjusted EBITDA that is further adjusted in the discretion of the Compensation Committee to exclude certain revenues and expenses that the Committee believes should not impact compensation results (the “Company Performance Target”); and (ii) individual performance. For the CEO, the bonus was determined for 2019 by measurement against a combination of quantitative and qualitative Company and individual performance metrics designed to promote growth of Company revenues and profitability (the “CEO Metrics”). The Company has chosen not to disclose the Company Performance Target or the CEO Metrics since they are internal standards primarily used to assess compensation, and the Company believes that disclosure of such information would cause competitive harm without adding meaningfully to the understanding of our business or compensation strategy. At the time they were set, the Company Performance Target and the CEO Metrics were perceived by the Compensation Committee to be attainable but requiring significant management effort and achievement in order to be attained.

In all cases, the Compensation Committee reserves the ability to adjust the bonus upwards or downwards after application of these measurement steps. Effectively, the Compensation Committee has the discretion to consider corporate achievements other than those captured by the metrics to be measures of performance, to fund the Executive Bonus Program even if we did not achieve the threshold performance level, and to not make bonus payments even if we achieved the target performance level for the corporate performance objective.

2019 Executive Bonus Decisions

In February 2020, the Compensation Committee determined that, for the Named Executive Officers, the Company’s performance in 2019 did not fully meet expectations. The Compensation Committee reviewed the individual performance of each of the Named Executive Officers based on an evaluation provided by our CEO of their performance. For the CEO, the Compensation Committee discussed with the CEO his own individual performance against metrics discussed with our CEO throughout 2019.

Based on these determinations, the Compensation Committee approved the following cash bonus payments for our Named Executive Officers for 2019:

Named Executive Officer	Actual Bonus Payment	Percentage of Target
Mr. Scapa	$435,000	79%
Mr. Morof	$120,622	75%
Mr. Chouinard	$113,083	75%
Ms. Messano	$97,425	81%
Mr. Schramm	$78,288	78%

Other than the amounts described above, we did not pay our Named Executive Officers any other annual cash bonuses with respect to 2019 performance.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our Named Executive Officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted to our CEO and our other executive officers by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable.

In March 2019, the Compensation Committee determined that the equity awards to be granted to our executive officers, including our Named Executive Officers, should be in the form of time-based RSU awards that may vest and be settled for shares of our Class A Common Stock and options to acquire our Class A Common Stock. The number of shares of our Class A Common Stock subject to the RSU awards and options granted to our executive officers (other than the CEO) were proposed by the CEO and approved by the Compensation Committee after considering the factors described in “Compensation-Setting Process” above. All of the RSU awards and options were granted in March 2019 with respect to 2018 performance. Under applicable SEC regulations, such equity awards are included in the Summary Compensation Table below as 2019 compensation.

The equity awards granted to our Named Executive Officers in 2019 were as follows:

Named Executive Officer	Restricted Stock Unit Award (number of shares)	RSU Grant Date Fair Value ($)	Stock Option Awards (Number of Shares)	Exercise Price ($)
Mr. Scapa	20,000	762,200	20,000	38.11
Mr. Morof	3,298	126,214	—
Mr. Chouinard	3,416	130,730	—
Ms. Messano	9,500	333,905	—
Mr. Schramm	3,067	117,374	—

In March 2020, the Compensation Committee determined that the equity awards to be granted to our executive officers, including our Named Executive Officers, should be a combination of time-based RSU awards that may vest and be settled for shares of our Class A Common Stock and options to acquire our Class A Common Stock. The number of shares of our Class A Common Stock subject to the RSU awards and options granted to our executive officers were proposed by the CEO and approved by the Compensation Committee (with Mr. Scapa participating in determinations regarding the grants other than the grants made to him) after considering the factors described in “Compensation-Setting Process” above. All of the RSU awards and options were granted in March 2020 with respect to 2019 performance. Under applicable SEC regulations, such equity awards are not included in the Summary Compensation Table below as 2019 compensation.

The equity awards granted to our Named Executive Officers in March 2020 were as follows:

Named Executive Officer	Restricted Stock Unit Award (Number of Shares)	RSU Grant Date Fair Value ($)	Stock Option Awards (Number of Shares)	Exercise Price ($)
Mr. Scapa	16,000	482,400	40,000	30.15
Mr. Morof	1,885	56,833	1,885	30.15
Mr. Chouinard	7,539	227,301	7,539	30.15
Ms. Messano	1,563	47,124	1,563	30.15
Mr. Schramm	1,448	43,657	1,448	30.15

The time-based RSU awards and stock options vest in equal annual installments over a four-year period, with each installment vesting on the anniversary of the date of grant, contingent upon each Named Executive Officer’s remaining continuously employed by us through each applicable vesting date. Upon vesting, the RSU awards may be settled by issuing that number of shares of our Class A Common Stock that equal the number of units that have vested.

Health and Welfare Benefits

Our US-based Named Executive Officers are eligible to receive the following health and welfare benefits: a flexible spending account, a dependent care account, medical, dental, and vision insurance, business travel insurance, an employee assistance program, accidental death and dismemberment insurance, short-term and long-term disability insurance and basic life insurance.

We have also established a tax-qualified 401(k) retirement savings plan for our US based employees, including our US-based executive officers and our US-based Named Executive Officers, and other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 80% of their eligible compensation, subject to the statutory income tax limits. The 401(k) Plan permits us to make discretionary matching contributions and discretionary contributions to eligible participants, subject to five-year graded vesting: 20% vests after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years. The 401(k) Plan has an automatic enrollment feature for all employees hired on or after April 1, 2014, automatically withholding elective deferrals equal to 3% of eligible compensation, unless the participant affirmatively changes the deferral amount. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into written employment offer letters with our CFO, Howard Morof, and with our CMO, Amy Messano. Neither our CEO nor any of our other Named Executive Officers is a party to an employment agreement or offer letter with us.

Mr. Morof’s and Ms. Messano’s employment offer letters each provide for “at will” employment (meaning that either we or Mr. Morof or Ms. Messano, as applicable, may terminate the employment relationship at any time without cause) and set forth the then-current compensation arrangements for such employee, including base salary, participation in our executive bonus program, and participation in our standard employee benefit programs. In addition, the employment offer letters provide that Mr. Morof and Ms. Messano will each be eligible to receive certain severance payments and benefits in connection with certain terminations of employment, including, for Mr. Morof, a cash bonus payment if his employment is terminated in connection with a change in control of the Company. These post-employment compensation arrangements are discussed in “Potential Payments Upon Termination or Change in Control” below.

Post-Employment Compensation

We have not provided severance payments and benefits to our Named Executive Officers, other than to Mr. Morof pursuant to his amended and restated employment offer letter and to Ms. Messano pursuant to her offer letter. In the case of Mr. Morof, the arrangements reflected in his letter provide reasonable compensation to Mr. Morof if he leaves our employ under certain circumstances to facilitate his transition to new employment. In addition to the foregoing, that letter provides Mr. Morof with a cash bonus in the amount of $500,000 if either within one month before or 12 months after the date of a change in control of the Company his employment is involuntarily terminated for any reason other than “cause” (as defined in the amended and restated employment offer letter) or he voluntarily terminates his employment for “good reason” (as defined in that letter). In the case of Ms. Messano, the arrangements reflected in her letter provide reasonable compensation to Ms. Messano if she leaves our employ under certain circumstances to facilitate her transition to new employment.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our Named Executive Officers during 2019, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2019, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Hedging and Pledging Transactions

Under our Insider Trading Policy, all of our executive officers, the non-employee members of our Board of Directors, and certain other employees as designated by our Compliance Officer are prohibited from engaging in any of the following transactions:

•	A short sale, including a sale with delayed delivery (a “sale against the box”);

•	Trading in standardized options relating to our securities;

•	Certain forms of hedging or monetization transaction (such as a zero-cost collar or forward sales contract); and

•	Holding our securities in a margin account, or pledging our securities as collateral for a loan (unless such transaction has been pre-approved by our Compliance Officer).

Tax and Accounting Considerations

We may take applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows publicly held corporations a tax deduction for federal income tax purposes for remuneration paid to certain “covered employees” in a taxable year to the extent that remuneration exceeds $1 million per calendar year for a covered employee. Given the net operating loss carryforwards and tax credits available to our company, the Compensation Committee does not believe that Section 162(m) will be a principal factor in determining executive compensation for the foreseeable future.

When and if Section 162(m) becomes more relevant to us in the future, the Compensation Committee may, in its judgment, approve compensation for our Named Executive Officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statements for all equity awards granted to our executive officers and other employees, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their equity awards. ASC Topic 718 also requires us to recognize the compensation cost of our stock-based compensation awards in our income statements over the period that an executive officer is required to render service in exchange for the equity based award.

Compensation Committee Report

The information contained in the following report of Altair’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, unless and only to the extent that Altair specifically incorporates it by reference.

The compensation committee establishes the compensation programs for our named executive officers. In connection with such responsibility, the compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2019 and included in this Proxy Statement.

Submitted by the Compensation Committee

Trace Harris, Chair

Steve Earhart

Jan Kowal

2019 Summary Compensation Table

Our Named Executive Officers for the year ended December 31, 2019 are: James R. Scapa, Howard N. Morof, Brett Chouinard, Amy Messano and Uwe Schramm. The following table provides information regarding the total compensation for services rendered in all capacities earned by our Named Executive Officers for the fiscal years ended December 31, 2019, 2018 and 2017.

Name and principal position	Year	Salary ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)		All other compensation ($)(3)	Total ($)
James R. Scapa,
Chief Executive Officer and Chairman	2019	830,000	762,200	331,000	435,000		11,330	2,369,530
	2018	830,000	536,800	—	575,000		11,330	1,953,130
	2017	830,000	—	232,800	550,000		11,330	1,624,130

Howard N. Morof,
Chief Financial Officer	2019	340,000	126,214	—	120,622	(4)	9,200	596,036
	2018	340,000	52,205	—	165,558	(4)	9,200	566,963
	2017	340,000	—	52,815	122,195	(4)	9,200	524,210

Brett Chouinard
President and Chief Operating Officer	2019	325,000	130,730	—	113,083	(5)	8,000	576,813
	2018	250,000	52,205	—	148,608	(5)	8,000	458,813
	2017	220,000	—	99,483	99,566	(5)	8,000	427,049

Amy Messano
Chief Marketing Officer	2019	265,000	335,095	—	97,425	(4)	9,200	706,720

Uwe Schramm
Chief Technical Officer	2019	270,000	117,374	—	78,288	(4)	8,000	473,622
	2018	260,000	52,205	—	102,359	(4)	8,000	422,564
	2017	255,000	—	68,552	76,937	(4)	8,000	408,489

(1)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the Named Executive Officer computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in determining the grant date fair value of our equity awards, see Note 13 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019, to which reference is hereby made.

(2)

Amounts were paid pursuant to our Executive Bonus Program. See the section entitled “Compensation Discussion and Analysis” for a discussion of the Executive Bonus Program and the performance criteria for fiscal year 2019.

(3)

For each of the Named Executive Officers, the amount in this column consists of a 401(k) matching contribution made by us under a matching program available to all participating employees and an annual automobile allowance.

(4)

Fifty percent of the target bonus was paid in equal monthly installments during the year, and the remainder was paid after final bonus amounts were determined in the first quarter of the following fiscal year.

(5)

Sixty percent of the target bonus was paid in equal monthly installments during the year, and the remainder was paid after final bonus amounts were determined in the first quarter of the following fiscal year.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

James Scapa, Brett Chouinard and Uwe Schramm

Mr. Scapa, Mr. Chouinard and Dr. Schramm are not a party to an employment agreement or offer letter with Altair.

Howard N. Morof Employment Letter

We entered into an employment letter with Howard N. Morof, our chief financial officer, on January 10, 2013, which was subsequently amended and restated on July 19, 2017, to, among other things, reflect his current compensation and to add language to address provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The employment letter has an indefinite term, and Mr. Morof’s employment is at-will.

Mr. Morof is entitled to an automobile allowance and he is currently eligible to earn annual incentive compensation payable from our Executive Bonus Program applicable to other members of our senior executive team. He is also eligible to earn a matching contribution to our 401(k) Plan as determined annually by us. His compensation as described in this paragraph may be adjusted year to year as described in the section entitled “Compensation, Discussion and Analysis”.

If Mr. Morof resigns from employment for good reason, or is terminated without cause, he is entitled to 12 months of base salary plus any accrued annual bonus and a prorated annual bonus for the year of termination. He is also entitled to continued participation in our employee benefit programs, as if still employed as chief financial officer, during that 12 month period.

Pursuant to Mr. Morof’s employment letter, if Mr. Morof is involuntarily terminated for any reason other than cause or if Mr. Morof voluntarily terminates his employment for good reason within the one month prior to, or twelve months following, a change in control (as defined in our 2012 Plan (as defined under the heading “Equity Compensation Plans” below)) Mr. Morof will also be entitled to a one-time special bonus equal to $500,000, payable in full within three business days following such termination.

For purposes of Mr. Morof’s employment letter, “cause” means the occurrence of any of the following:

•	a felony conviction or admission of guilt (other than as relates to a misdemeanor motor vehicle accident);

•

any material (i) willful, intentional, or deliberate neglect of Mr. Morof’s proper responsibilities, or (ii) non-compliance by Mr. Morof with the lawful and reasonable orders or directions of our chief executive officer and/or our Board;

•	participation in a fraud or act of dishonesty against us; or

•	other material non-compliance with our policies or guidelines generally applicable to our C-level executives that results in substantial injury to us.

For purposes of Mr. Morof’s employment letter, “good reason” means the occurrence of any of the following:

•	a material diminution in Mr. Morof’s duties or responsibilities or the assignment to Mr. Morof of duties that are materially inconsistent with his duties as our chief financial officer;

•	any material reduction in Mr. Morof’s compensation and benefit opportunities, unless applied in a substantially equal or pro rata fashion across our C-level executives; or

•	the requirement to relocate Mr. Morof’s principal place of employment more than 30 miles from our Troy, Michigan offices.

Mr. Morof is required to provide written notice of any such good reason condition and we will have 30 days from receipt of such written notice to remedy such condition.

Offer Letter with Amy Messano

We are parties to an employment letter with Amy Messano, our chief marketing officer. The employment letter has an indefinite term, and Ms. Messano’s employment is at-will.

Ms. Messano is entitled to an automobile allowance and she is currently eligible to earn annual incentive compensation payable from our Executive Bonus Program applicable to other members of our senior executive team. She is also eligible to earn a matching contribution to our 401(k) Plan. Her compensation may be adjusted year to year.

If Ms. Messano is terminated without cause, she is entitled to three months’ base salary. Her receipt of this severance is subject to her execution of a release of any and all claims relating to her employment. In addition, in the event of Ms. Messano’s termination without cause, all of Ms. Messano’s restricted stock units which are unvested as of the date of Ms. Messano’s termination will vest.

For purposes of Ms. Messano’s employment letter, “cause” means the occurrence of any of the following:

•

continued failure or refusal to perform the duties of her position (other than as a result of Ms. Messano’s total disability) after written notice to Ms. Messano specifying such failure refusal, which is not corrected by Ms. Messano within thirty days thereafter;

•

any act or omission by Ms. Messano constituting dishonesty, fraud, misappropriation, embezzlement or other malfeasance, or immoral conduct, which act or omission is injurious to the financial condition or business reputation of the Company or any of its affiliates;

•	Ms. Messano’s indictment on a felony or misdemeanor evidencing moral turpitude under the laws of the United States or any state thereof or any other jurisdiction; and

•	Ms. Messano conducts herself in a manner intended to bring the Company or any of its affiliates into disrepute.

Potential Payments Upon Termination or Change in Control

The table below reflects, as applicable, cash severance, equity acceleration, and continuation of employment benefits payable to our Named Executive Officers in connection with (1) an involuntary termination of employment (i.e., a termination without cause or resignation for good reason) other than in connection with a change in control of our company, (2) a change in control of our company and no termination of employment (assuming that all equity awards will not be assumed, continued or substituted by the successor entity), and (3) an involuntary termination (i.e., a termination without cause or resignation for good reason) in connection with a change in control, assuming for each of (1), (2) and (3) that the applicable triggering event(s) occurred on December 31, 2019 and that the above-mentioned severance agreements were effect on that date:

Name	Benefit	(A) Involuntary Termination not in Connection with a Change in Control ($)		(B) Change in Control ($)(1)		(C) Involuntary Termination in Connection with a Change in Control ($)
James R. Scapa	Cash Severance	—		—		—
	Equity Acceleration	—		1,256,850	(1)	3,100,650	(2)(3)
	Continuation of Benefits	—		—		—

	Total	—		1,256,850		3,100,650

Howard N. Morof	Cash Severance	381,250	(4)	—		881,250	(5)
	Equity Acceleration	—		174,164	(1)	623,698	(2)(3)
	Continuation of Benefits(6)	11,236		—		11,236

	Total	392,486		174,164		1,516,184

Brett Chouinard	Cash Severance	—		—		—
	Equity Acceleration	—		178,401	(1)	998,685	(2)(3)
	Continuation of Benefits	—		—		—

	Total	—		178,401		998,685

Amy Messano	Cash Severance	—		—		—
	Equity Acceleration	—		341,145	(1)	341,145	(2)(3)
	Continuation of Benefits	—		—		—

	Total	—		341,145		341,145

Uwe Schramm	Cash Severance	—		—		—
	Equity Acceleration	—		165,868	(1)	738,946	(2)(3)
	Continuation of Benefits	—		—		—

	Total	—		165,868		738,946

(1)

Reflects the value of accelerated vesting RSUs granted under the 2017 Plan based upon the closing price of our Class A common stock of $35.91 on December 31, 2019. As of December 31, 2019, Mr. Scapa held 35,000 unvested RSUs under the 2017 Plan, Mr. Morof held 4,850 unvested RSUs under the 2017 Plan, Mr. Chouinard held 4,968 unvested RSUs under the 2017 Plan, Ms. Messano held 9,500 unvested RSUs under the 2017 Plan, and Mr. Schramm held 4,619 unvested RSUs under the 2017 Plan. Change in control is defined in our 2017 Plan. No value is ascribed to the 20,000 stock options granted to Mr. Scapa in 2019, as the exercise price of such options ($38.11) exceeded the market value as of December 31, 2019.

(2)

Reflects the value of accelerated vesting of stock options granted under the 2012 Plan based upon a closing price of our Class A common stock of $35.91 on December 31, 2019, less any applicable exercise price in the case of stock options. As of December 31, 2019, Mr. Scapa held 60,000 unvested stock options under the 2012 Plan, Mr. Morof held 14,580 unvested stock options under the 2012 Plan, Mr. Chouinard held 26,643 unvested stock options under the 2017 Plan, and Mr. Schramm held 18,602 unvested stock options under the 2012 Plan. Change in control is defined in our 2012 Plan.

(3)

Includes value reflected in column B that is payable solely as a result of a change in control. As of December 31, 2019, Mr. Scapa has $1,256,850 of value from change in control under the 2017 Plan, Mr. Morof has $174,164 of value from change in control under the 2017 Plan, Mr. Chouinard has $178,401 of value from change in control under the 2017 Plan, Ms. Messano has $341,145 of value from change in control under the 2017 Plan and Mr. Schramm has $168,868 of value from change in control under the 2017 Plan.
(4)

Reflects (i) $325,000 for continued payment of 12 months’ salary plus (ii) a pro-rated bonus of $56,250. The pro-rata bonus amount reflects the fifty percent of Mr. Morof’s target bonus paid after final bonus amounts were determined in the first quarter of our 2020 fiscal year. Termination without cause and resignation with good reason are each defined in Mr. Morof’s employment letter.

(5)

Reflects (i) $325,000 for continued payment of 12 months’ salary, plus (ii) a pro-rated bonus of $56,250, plus (iii) a one-time $500,000 special bonus payable to Mr. Morof under his employment letter. The pro-rata bonus amount reflects the fifty percent of Mr. Morof’s target bonus paid after final bonus amounts were determined in the first quarter of our 2020 fiscal year. Termination without cause and resignation with good reason are each defined in Mr. Morof’s employment letter.

(6)	Reflects the approximate cost of Mr. Morof’s continued participation in our employee benefit programs for twelve months as if he were still employed as our chief financial officer.

Grants of Plan-Based Awards in Fiscal Year 2019

The following table provides information regarding plan-based awards granted to our Named Executive Officers during 2019.

Name	Grant Date of Equity Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		All other Option awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)
James R. Scapa	3/22/2019	—	575,000	—	20,000	(4)	—	—	$762,200
	3/22/2019	—	—	—	—		20,000	$38.11	$331,000
Howard N. Morof	3/15/2019	—	165,558	—	3,298	(4)	—	—	$126,214
Brett Chouinard	3/15/2019	—	148,608	—	3,416	(4)	—	—	$130,730
Amy Messano	1/7/2019	—	—	—	4,500	(4)	—	—	$121,995
	7/31/2019	—	—	—	5,000	(4)	—	—	$213,100
Uwe Schramm	3/15/2019	—	102,359	—	3,067	(4)	—	—	$117,374

(1)

The amounts shown represent the target amount of potential cash bonus awards provided for under the Executive Bonus Program. The target amounts are pre-established as a fixed dollar amount. The target amounts are determined by the Compensation Committee; the Committee does not provide for a threshold amount or a limit on the maximum amount payable. Non-Equity Incentive Plan Awards made in 2019 related to 2018 performance, were earned in 2018 and thus are reflected in the Summary Compensation Table as 2018 compensation.

(2)	Represents restricted stock units granted under our 2017 Equity Incentive Plan.
(3)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the Named Executive Officer computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in determining the grant date fair value of our equity awards, see Note 13 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019, to which reference is hereby made.

(4)

These awards vest in equal installments over four years of service, with the first installment vesting on March 22, 2020 for our CEO, March 15, 2020 for our CFO, COO, and CTO, and January 7, 2020 and July 31, 2020 for our CMO. For information regarding the vesting acceleration provisions applicable to our Named Executive Officers’ equity awards, see “Potential Payments Upon Termination or Change in Control” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2019.

			Option awards				Stock awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
James R. Scapa	6/9/2017	(2)	60,000	60,000	5.18	6/8/2027	—	—
	2/19/2018	(3)	—	—	—	—	15,000	538,650
	3/22/2019	(4)	—	20,000	38.11	3/21/2029	20,000	718,200
Howard N. Morof	12/17/2015	(5)	—	756	3.84	12/16/2025	—	—
	5/17/2016	(6)	—	968	3.64	5/16/2026	—	—
	6/9/2017	(2)	—	13,612	5.18	6/29/2027	—	—
	1/29/2018	(7)	—	—	—	—	1,552	55,732
	3/15/2019	(8)	—	—	—	—	3,298	118,431
Brett Chouinard	12/17/2015	(5)	1,000	—	3.84	12/16/2025	—	—
	5/17/2016	(6)	1,003	1,003	3.64	5/16/2026	—	—
	6/9/2017	(2)	12,820	25,640	5.18	6/8/2027	—	—
	1/29/2018	(7)	—	—	—	—	1,552	55,732
	3/15/2019	(8)	—	—	—	—	3,416	122,669
Amy Messano	1/7/2019	(9)	—	—	—	—	4,500	161,595
	7/31/2019	(10)	—	—	—	—	5,000	179,550
Uwe Schramm	12/17/2015	(5)	3,252	—	3.84	12/16/2025	—	—
	5/17/2016	(6)	2,802	934	3.64	5/16/2026	—	—
	6/9/2017	(2)	17,668	17,668	5.18	6/8/2027	—	—
	1/29/2018	(7)	—	—	—	—	1,552	55,732
	3/15/2019	(8)	—	—	—	—	3,067	110,136

(1)

Represents the product of (i) $35.91 (which was the closing price of the Class A Common Stock on December 31, 2019, the last trading day of fiscal 2019) and (ii) the number of shares of Class A Common Stock underlying the RSUs.

(2)

One-fourth of the Class A shares subject to the option vested on June 9, 2018 and one-fourth of the Class A shares subject to the option are scheduled to vest on each of the next three anniversaries of June 9th, in each case, subject to continued employment with us.

(3)	One-fourth of the RSUs vested on February 19, 2019 and one-fourth of the RSUs will vest on each of the next three anniversaries of February 19th, in each case, subject to continued employment with us.
(4)

One-fourth of the RSUs and stock options vested on March 22, 2020 and one-fourth of the RSUs and stock options will vest on each of the next three anniversaries of March 22nd, in each case, subject to continued employment with us.

(5)	All of the Class A shares subject to the option were fully vested as of December 17, 2019.
(6)

One-fourth of the Class A shares subject to the option vested on May 17, 2017, May 17, 2018 and May 17, 2019, and one-fourth of the Class A shares subject to the option are scheduled to vest on May 17, 2020, in each case, subject to continued employment with us.

(7)

One-fourth of the RSUs vested on January 29, 2019 and January 29, 2020 and one-fourth of the RSUs are scheduled to vest on each of the next two anniversaries of January 29th, in each case, subject to continued employment with us.

(8)	One-fourth of the RSUs vested on March 15, 2020 and one-fourth of the RSUs will vest on each of the next three anniversaries of March 15th, in each case, subject to continued employment with us.
(9)	One-fourth of the RSUs vested on January 7, 2020 and one-fourth of the RSUs will vest on each of the next three anniversaries of January 7th, in each case, subject to continued employment with us.
(10)	One-fourth of the RSUs will vest on July 31, 2020 and one-fourth of the RSUs will vest on each of the next three anniversaries of July 31st, in each case, subject to continued employment with us.

See the text following the heading above entitled “Potential Payments Upon Termination or Change in Control ” for a description of vesting acceleration applicable to stock options and RSUs held by our Named Executive Officers.

Option Exercises and Stock Vested For Fiscal Year 2019

The following table sets forth for each of our Named Executive Officers the number of shares acquired on the exercise of stock options and the number of shares acquired on the vesting of stock awards in fiscal year 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Scapa	—	—	5,000	177,500
Howard N. Morof	7,774	272,712	518	18,389
Brett Chouinard	31,818	1,158,481	518	18,389
Amy Messano	—	—	—	—
Uwe Schramm	13,612	509,426	518	18,389

(1)	Value realized on exercise of options is based on the closing price of our Class A common stock on the date of exercise minus the exercise price.

Pension Benefits

We do not offer any defined benefit pension plans for our employees.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation arrangements for our employees.

Equity Compensation Plans

We have granted outstanding equity awards under the Altair Engineering Inc. 2001 Non-Qualified Stock Option Plan (the “2001 NQSO Plan”), the Altair Engineering Inc. 2001 Incentive and Non-Qualified Stock Option Plan (the “2001 ISO and NQSO Plan”), the Altair Engineering Inc. 2012 Incentive and Non-Qualified Stock Option Plan (the “2012 Plan”) and the Altair Engineering Inc. 2017 Equity Incentive Plan (the “2017 Plan”). On a going forward basis, we expect to grant, and since adopting the 2017 Plan, have only granted, awards to eligible participants under the 2017 Plan.

401(k) Plan

We maintain a tax-qualified retirement plan, or our 401(k) Plan, that provides eligible employees in the United States with an opportunity to save for retirement on a tax-advantaged basis. Under the terms of our 401(k)

Plan, participants are able to defer up to 80% of their eligible compensation subject to applicable annual Internal Revenue Service limits. Participants are immediately and fully vested in their own contributions. Our 401(k) Plan permits us to make discretionary matching contributions and discretionary profit-sharing contributions to eligible participants, subject to five year graded vesting: twenty percent (20%) vests after one year, forty percent (40%) after two years, sixty percent (60%) after three years, eighty percent (80%) after four years and 100% after five years. Our 401(k) Plan has an automatic enrollment feature for all employees hired on or after April 1, 2014, automatically withholding elective deferrals equal to 4% of eligible compensation, unless the participant affirmatively changes the deferral amount.

Executive Bonus Program

During 2019, we maintained an executive bonus program, or our Executive Bonus Program, for (i) our C-level executive officers, (ii) employees who report directly to our chief executive officer and (iii) vice presidents in key positions as selected by us. Incentives under our Executive Bonus Program are based upon target bonus amounts and the achievement of company and individual performance. During 2019, individuals (other than the chief executive officer) were paid 50 to 60 percent of their potential bonus under our Executive Bonus Program in equal monthly installments during 2019, and any additional earned bonus was paid after final bonus amounts were determined.

Pay Ratio Disclosure

As required by Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of James R. Scapa, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the year ended December 31, 2019, our last completed fiscal year:

•	the median of the annual total compensation of all of our company’s employees, other than our CEO, was $70,782; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $2,369,530.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Scapa, our CEO, to the median of the annual total compensation of all employees other than our CEO, was 33.5 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” and our CEO, we took the following steps:

1. We determined that as of December 31, 2019, our employee population consisted of approximately 3,495 employees, approximately 39% of which are located in the U.S. Our employee population consisted of our full-time, part-time, contract and temporary employees.

2. To identify the “median employee” from our employee population, we compared the on-target compensation, substantially comparable to the W-2 Box 5 earnings, of all of our 1,373 United States employees and comparable earnings of our employees employed outside of the United States.

3. We identified our median employee using the above-mentioned earnings as our compensation measure, which was consistently applied to all our employees. In making our determination, we annualized the compensation of approximately 773 full-time and part-time employees who were hired by us during 2019 but did not work for us for the entire year.

4. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $70,782.

5. With respect to the annual total compensation of our CEO, we used the amount reported in the 2019 “Total” column of the Summary Compensation Table included in this proxy statement.

DIRECTOR COMPENSATION

Director Compensation Table 2019

Non-executive directors are entitled to receive fees for their services as directors. Non-executive directors are also eligible for equity awards under our 2017 Plan. We reimburse our non-executive directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of directors and committee meetings. The table below shows the total compensation paid to or earned by each of our non-executive directors during fiscal 2019 for service on our board of directors and on committees of our board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	All Other Compensation ($)	Total ($)
Dr. Mary C. Boyce	70,000	102,150	—	—	172,150
Stephen Earhart	70,000	102,150	—	—	172,150
Trace Harris	70,000	102,150	—	—	172,150
Jan Kowal	70,000	102,150	—	—	172,150
Richard Hart	70,000	102,150	—	—	172,150

(1)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the non-employee directors in 2019, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in determining the grant date fair value of our equity awards, see Note 13 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019, to which reference is hereby made.

(2)

As of December 31, 2019, Mr. Earhart, Ms. Harris, Mr. Kowal, Mr. Hart and Dr. Boyce each held unvested restricted stock unit awards for 3,000 shares of our Class A common stock, received as part of the annual director equity awards grant.

(3)

As of December 31, 2019, Mr. Earhart held unexercised options to purchase 4,000 shares of our Class A common stock, Ms. Harris held unexercised options to purchase 24,000 shares of our Class A common stock, Mr. Kowal held unexercised options to purchase 4,000 shares of our Class A common stock and Mr. Hart held unexercised options to purchase 24,000 shares of our Class A common stock.

For 2020, non-executive directors will be entitled to receive $40,000 for general board of director service, annual restricted stock unit grants (to be granted at the time of the Annual Meeting) covering 3,000 shares of Class A common stock, $20,000 for service as the chair of any of our four standing Board committees – Audit, Compensation, Nominating and Corporate Governance, and Technology – and $10,000 for service as a non-chair member of any of our four standing Board committees.

REPORT OF THE AUDIT COMMITTEE*

The undersigned members of the Audit Committee of the Board of Directors of Altair Engineering Inc. (the “ Company ”) submit this report in connection with the committee’s review of the financial reports of the Company for the fiscal year ended December 31, 2019 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2019.

2.

The Audit Committee has discussed with representatives of Ernst & Young LLP, the Company’s independent public accounting firm, the matters which are required to be discussed with them under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.

The Audit Committee has discussed with representatives of Ernst & Young LLP, the independent public accounting firm, the auditors’ independence from management and the Company has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Audit Committee,

Steve Earhart, Chair

Trace Harris

Richard Hart

*

The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 24, 2020 (the “Beneficial Ownership Date”) with respect to the beneficial ownership of Class A common stock and Class B common stock of Altair by the following: (i) each of Altair’s current directors; (ii) each of Altair’s Named Executive Officers; (iii) all of Altair’s current executive officers and directors as a group; and (v) each other person known by Altair to own beneficially more than five percent (5%) of the outstanding shares of the Company’s Class A common stock or Class B common stock.

The amounts and percentage of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date (“Presently Exercisable Options”), if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

The table reflects 41,776,092 shares of Class A and 31,050,732 shares of Class B common stock outstanding as of the Beneficial Ownership Date plus any shares issuable upon exercise of Presently Exercisable Options held by such person or entity.

Except as otherwise noted below, the address for persons listed in the table is c/o Altair Engineering Inc. at 1820 E Big Beaver Rd, Troy MI 48083.

	Class A Common Stock		Class B Common Stock		Percent of Total Voting Power
Name of Beneficial Owner	Shares	%	Shares	%	%
5% Stockholders:
George J. Christ(1)	—	—	12,680,732	40.84	36.00
The Vanguard Group, Inc.(2)	3,631,835	8.69	—	—	1.03
BlackRock, Inc.(3)	3,242,734	7.76	—	—	*
Neuberger Berman Group LLC(4)	3,049,377	7.30	—	—	*
Matrix Capital Management Company LP(5)	2,392,725	5.73	—	—	*
Conestoga Capital Advisors LLC(6)	2,117,477	5.07	—	—	*

Named Executive Officers and Directors
James R. Scapa(7)	73,691	*	18,370,000	59.16	52.17
Howard N. Morof(8)	478,635	1.15	—	—	*
Dr. Uwe Schramm (9)	75,720	*	—	—	*
Brett Chouinard(10)	59,759	*	—	—	*
Steve Earhart(11)	47,750	*	—	—	*
Jan Kowal(12)	19,750	*	—	—	*
Trace Harris(13)	27,750	*	—	—	*
Richard Hart(14)	27,750	*	—	—	*
Dr. Mary C. Boyce(15)	10,416	*	—	—	*
Amy Messano(16)	526	*	—	—	*
All executive officers and directors as a group (17 individuals) (17)	641,529	1.52	18,370,000	59.16	52.39

(*)	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 7,736,728 shares of Class B common stock held of record by George J. Christ and Deborah M. Christ, as trustees of the Christ Revocable Trust dated May 8, 2015, and (ii) 4,944,004 shares of Class B common stock held of record by GC Investments, LLC. Mr. Christ is the manager of GC Investments, LLC and has voting and investment power over the securities held by GC Investments, LLC.

(2)

The address of the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G/A filed with the SEC on February 12, 2020, the filing person has the sole power to vote or direct the vote and the shared power to vote or direct the vote of 85,534 shares (as a result of its subsidiary’s serving as an investment management of collective trust accounts) and the sole power to dispose of or to direct the disposition of and the shared power to dispose of or direct the disposition of 3,631,835 shares.

(3)

The address of the stockholder is 55 East 52nd Street, New York, New York 10055. Based on a Schedule 13G/A filed with the SEC on February 5, 2020, the filing person has the sole power to vote or to direct the vote of 3,176,595 shares and the sole power to dispose of or to direct the disposition of 3,242,734 shares.

(4)

The address of the stockholder is 1290 Avenue of the Americas, New York, NY 10104. Based on a Schedule 13G/A filed with the SEC on February 13, 2020, the filing persons have shared power to vote or to direct the vote of 3,031,162 shares and have shared power to dispose of or to direct the disposition of 3,049,377 shares.

(5)

The address of the stockholder is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451. Matrix Capital Management Company LP (“Matrix Capital Management”) is the investment advisor to Matrix Capital Management Master Fund, LP (the “Matrix Fund”). Mr. David E. Goel serves as the Managing General Partner of Matrix Capital Management. Based on a Schedule 13G filed with the SEC on February 14, 2020, the filing persons have shared power to vote or to direct the vote of 2,392,725 shares and the shared power to dispose of or to direct the disposition of 2,392,725 shares.

(6)

The address of the stockholder is 550 E. Swedesford Rd. Ste 120, Wayne, PA 19087. Based on a Schedule 13G filed with the SEC on January 17, 2020, the filing person has the sole power to vote or to direct the vote of 1,936,202 shares and the sole power to dispose of or to direct the disposition of 2,117,477 shares.

(7)

With respect to the Class A Common Stock, includes 65,000 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, all of which are vested as of such date. With respect to the Class A Common Stock, excludes 115,000 shares subject to options exercisable for Class A common stock and 41,000 shares of Class A common stock subject to a restricted stock unit award which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date. With respect to the Class B Common Stock, consists of (i) 11,115,996 shares of Class B common stock held of record by Mr. Scapa as trustee of the James R. Scapa Declaration of Trust dated March 5, 1987, and (ii) 7,254,004 shares of Class B common stock held of record by JRS Investments, LLC. Mr. Scapa is the manager of JRS Investments, LLC and has voting and investment power over the securities held by JRS Investments, LLC.

(8)

Includes (i) 328,438 shares of Class A common stock held of record by Mr. Morof as trustee of the Howard N. Morof Revocable Trust dated August 7, 1992, (ii) 141,080 shares of Class A common stock held of record by Mr. Morof as trustee of the Howard N. Morof Irrevocable Grantor Trust dated September 11, 2017 and (iii) 7,774 shares subject to options that are exercisable or will be exercisable within 60 days of the Beneficial Ownership Date, 6,806 of which are vested as of such date and 968 of which shall vest on May 17, 2020. Excludes 15,497 options for Class A common stock, and 5,392 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(9)

Includes 28,656 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, 27,722 of which are vested as of such date and 934 of which shall vest on May 17, 2020. Excludes (i) 19,116 shares subject to options exercisable for Class A common stock and (ii) 4,782 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(10)

Includes 15,826 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, 14,823 of which are vested as of such date and 1,003 of which shall vest on May 17, 2020. Excludes (i) 33,179 shares subject to options exercisable for Class A common stock and (ii) 11,135 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(11)

Includes of (i) 44,000 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, all of which are vested as of such date, and (ii) 3,000 shares of Class A common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date. Excludes 2,250 shares of Class A common stock subject to a restricted stock unit award that vests subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(12)

Includes (i) 16,000 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, all of which are vested as of such date, and (ii) 3,000 shares of Class A common stock subject to a restricted stock unit award that vest within 60 days of the Beneficial Ownership Date. Excludes 2,250 shares of Class A common stock subject to a restricted stock unit award that vests subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(13)

Includes (i) 24,000 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, all of which are vested as of such date, and (ii) 3,000 shares of Class A common stock subject to a restricted stock unit award that vest within 60 days of the Beneficial Ownership Date. Excludes 2,250 shares of Class A common stock subject to a restricted stock unit award that vests subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(14)

Includes (i) 24,000 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, all of which are vested as of such date, and (ii) 3,000 shares of Class A common stock subject to a restricted stock unit award that vest within 60 days of the Beneficial Ownership Date. Excludes 2,250 shares of Class A common stock subject to a restricted stock unit award that vests subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(15)

Includes 6,333 shares of Class A common stock subject to a restricted stock unit award that vests within 60 days of the Beneficial Ownership Date. Excludes 5,584 shares of Class A common stock subject to restricted stock unit award that vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(16)

Consists of 526 shares of Class A common stock as of the Beneficial Ownership Date. Excludes (i) 1,563 shares subject to options exercisable for Class A common stock and (ii) 9,938 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the Beneficial Ownership Date.

(17)

Consists of (i) 641,529 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 18,370,000 shares of Class B common stock beneficially owned by our executive officers and directors, (iii) 400,388 shares subject to options exercisable for Class A common stock within 60 days of the Beneficial Ownership Date, 389,214 of which are vested as of such date and 11,174 of which shall vest as of May 23, 2020, and (iv) 12,000 shares subject to restricted stock unit awards exercisable for Class A common stock that will vest within 60 days of the Beneficial Ownership Date. Excludes 219,189 shares subject to options exercisable for Class A common stock, and 125,552 shares of Class A common stock subject to restricted stock unit awards that vest subject to time-based vesting conditions and that will not be satisfied within 60 days of the Beneficial Ownership Date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information with respect to our compensation plans under which the issuance of Altair Engineering Inc. securities were authorized as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)(2)
Equity compensation plans approved by security holders(1)	5,645,554	$0.90	7,303,670
Equity compensation plans not approved by security holders	—	$—	—

Total	5,645,554	$0.90	7,303,670

(1)	The amounts shown in this row include securities under the Altair Engineering Inc. 2001 NQSO Plan, the 2001 ISO and NQSO Plan, the 2012 Plan and the 2017 Plan.
(2)

In accordance with the “evergreen” provision in our 2017 Plan, an additional 2,172,063 shares of our Class A common stock were automatically made available for issuance on the first day of 2020, which represents 3% of the number of shares of both our Class A common stock and Class B common stock outstanding on December 31, 2019; these shares are excluded from this calculation.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive, officers, and persons who are beneficial owners of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, and written representations that no other reports were required during the fiscal year ended December 31, 2019, all reports required to be filed under Section 16(a) during 2019 were filed on a timely basis, except as follows: On one occasion each, officers Srikanth Mahalingam and Uwe Schramm inadvertently omitted or included certain shares on Form 4s filed with the SEC. The omissions were corrected in filings made within one month of the initial filings. In addition, in connection with sales made promptly after our Annual Report on Form 10-K was filed in March 2019, on one occasion each, officers James Scapa, Srikanth Mahalingam, Uwe Schramm, Nelson Dias, David Simon and James Dagg filed their Form 4s late (in June 2019).

TRANSACTIONS WITH RELATED PERSONS

Other than compensation arrangements for our Named Executive Officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2019, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our Named Executive Officers and directors are described in the section entitled “Executive Compensation.”

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any “related party transaction,” which is any transaction, arrangement, or relationship (or series of similar transactions, arrangements, or relationships) in which we are, were, or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had, or will have a direct or indirect material interest. Under our related party transaction policy, our management will be required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee will take into account all of the relevant facts and circumstances available. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

We employ certain members of the family of our CEO James Scapa, including three family members whose aggregate compensation for the year ended December 31, 2019 exceeded $120,000: Stephanie Buckner (Mr. Scapa’s daughter), a Senior Vice President, received a salary of $145,000 and a bonus of $60,891 for 2019; Thomas Leemhuis (Mr. Scapa’s son-in-law), received a salary of $120,000, a commission of $101,122, and a car allowance of $6,000 for 2019; and Christian Buckner (Mr. Scapa’s son-in-law), a Director of Product Management, received a salary of $175,020 for 2019. The Audit Committee has reviewed the retention of each member of Mr. Scapa’s family who is employed by the Company and has determined that in each such case, the retention of such family member is in the Company’s best interests and that her or his compensation is appropriate. Any increases in such compensation and/or material changes in the terms of such employment will be subject to Audit Committee approval.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with applicable federal securities laws, we are asking stockholders to vote, on an advisory basis, on the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

The Board and the Compensation Committee believe that our company’s compensation policies and practices are effective in achieving our goals of motivating and retaining our executives by motivating and rewarding excellence in individual and Company performance and aligning our executives’ interests with those of our stockholders.

Proposal 2 is advisory and non-binding on our Board. However, the Board and the Compensation Committee will review and consider the results of this vote when evaluating our executive compensation program.

Proposal 2 is as follows:

“Resolved, that the compensation of the Named Executive Officers of Altair Engineering Inc., as described in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures, is hereby approved.”

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm to audit the financial statements of Altair for the fiscal year ending December 31, 2020, and has further directed that management submit their selection of independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as a public registered accounting firm.

Principal Accountant Fees and Services

The following table summarizes the fees paid for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2019	2018
	(In thousands)
Audit Fees	$3,856	$4,367
Audit-Related Fees	$—	$—
Tax Fees	$545	$778
All Other Fees	$—	$—

Total Fees	$4,401	$5,145

Audit Fees

Represents fees, including out of pocket expenses, for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, accounting consultations or advice on accounting matters necessary for the rendering of an opinion on our financial statements, services provided in connection with the offerings of our securities and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees

Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including financial due diligence related to business acquisitions.

Tax Fees

Tax fees represent fees billed for tax compliance, consultation, due diligence related to business acquisitions and planning services.

Pre-Approval Policy and Procedures

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor. However, the pre-approval requirement may be waived with respect to the provision of non-audit services for us if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied.

The Audit Committee has considered whether the provision of All Other Fees as described above is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services for fiscal years 2018 and 2019 were compatible. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable.

Review of Financial Statements

The Audit Committee is responsible for reviewing and discussing the audited financial statements with management, discussing with the independent registered public accountants the matters required by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”), receiving written disclosures from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, discussing with the independent registered public accountants their independence, and recommending to the Board that the audited financial statements be included in our annual report on Form 10-K.

Attendance at Annual Meeting

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote “FOR” Proposal 3.

STOCKHOLDER PROPOSALS

Stockholder Proposals for 2021 Annual Meeting

Any stockholder proposals submitted, in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in Altair’s proxy statement and form of proxy for our 2021 Annual Meeting of Stockholders, must be received by the Company no later than December 9, 2020 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposal must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal shall be mailed to: Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary.

Our by-laws state that a stockholder must provide timely written notice of a proposal to be brought before the meeting and supporting documentation as well as be present at such meeting, either in person or by a representative. For our 2021 Annual Meeting of Stockholders, a stockholder’s notice shall be timely received by Altair at our principal executive office if received no later than February 17, 2021 and no earlier than January 18, 2021, provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than 30 days before the anniversary date of the immediately preceding Annual Meeting of Stockholders (the “Anniversary Date”) or more than 60 days after the Anniversary Date, a stockholder’s notice shall be timely if received by Altair at our principal executive office not later than the close of business on the later of (i) the 90th day prior to the scheduled date of such Annual Meeting; and (ii) the 10th day following the day on which such public announcement of the date of such Annual Meeting is first made by Altair. Proxies solicited by our Board will confer discretionary voting authority with respect to these proposals, subject to the SEC’s rules and regulations governing the exercise of this authority. Any such proposal shall be mailed to: Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K (including our audited financial statements) filed with the SEC may be obtained without charge by writing to Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2019 and certain other related financial and business information are contained in our 2019 Annual Report to Stockholders, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: 1820 East Big Beaver Road, Troy, Michigan 48083, Attn.: Secretary or by phone at (248) 614-2400 x 346. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of our proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties at the Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

/s/ James R. Scapa
James R. Scapa,
Chairman and Chief Executive Officer

April 9, 2020

Troy, Michigan

Appendix A

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) adjusted for income tax expense (benefit), interest expense, interest income and other, depreciation and amortization, stock-based compensation expense, restructuring charges, asset impairment charges and other special items as determined by management. The following table provides a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure (in thousands):

(unaudited)
Year Ended December 31, 2019
Net (loss)	$(7,542)
Income tax expense	10,930
Stock-based compensation	8,528
Interest expense	6,371
Interest income and other(1)	(260)
Depreciation and amortization	21,522

Adjusted EBITDA	$39,549

(1)	Includes (a) nonrecurring acquisition costs of $0.6 million, (b) nonrecurring severance expenses of $0.4 million and (c) impairment charges for royalty contracts resulting in $1.0 million of expense.

Non-GAAP Net Income. We define Non-GAAP Net Income as net income (loss) less stock-based compensation, amortization of intangible assets related to acquisitions, non-recurring adjustments, and certain tax adjustments. The following table provides a reconciliation of Non-GAAP Net Income to net income (loss), the most comparable GAAP financial measure (in thousands):

(unaudited)
Year Ended December 31, 2019
Net income	$(7,542)
Stock-based compensation expense	8,528
Amortization of intangible assets	14,442
Non-recurring adjustments	11,038
Income tax effect of non-GAAP adjustments*	(1,630)

Non-GAAP net income	$24,836

Income per share — diluted	$(0.11)
Non-GAAP income per share — diluted	$0.32
GAAP diluted shares outstanding:
Weighted average number of shares used in computing net income per share, diluted	71,544
Non-GAAP diluted shares outstanding:
Number of shares used in computing Non-GAAP net income per share, diluted	78,000

*	The income tax effect of non-GAAP adjustments is affected by the U.S. valuation allowance.

Free Cash Flow. We define Free Cash Flow as cash flow provided by operating activities less capital expenditures. The following table provides a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP financial measure (in thousands):

(unaudited)
Year Ended December 31, 2019
Net cash provided by operating activities	$31,393
Capital expenditures	(9,660)

Free Cash Flow	$21,733

ALTAIR ENGINEERING INC. 1820 EAST BIG BEAVER ROAD TROY, MICHIGAN 48083 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E62421-P20987 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — —— — — —— — — — —— —  — — — — — — — — — — — — ——— — — — — — — — — — — — — — — — — —— —— ——— DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ALTAIR ENGINEERING INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors (each for Class III to serve until the 2023 annual meeting of stockholders). Nominees: For Against Abstain 1a. James R. Scapa ☐ ☐ ☐ 1b. Steve Earhart ☐ ☐ ☐ The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To vote, on an advisory basis, on the compensation of the Company’s named executive officers ☐ ☐ ☐ The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. ☐ ☐ ☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof. You may attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/ALTR2020 unless the Company publicly announces by press release and on its website a change to a physical location, in which case (if so announced) the meeting will be held at the Company’s offices at 1820 East Big Beaver Road, Troy, Michigan 48083. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. — — — — — — — — — — — — — —— — — — — — —  — — — — — — — —— — — — — — — — — — — — —  — — — — — — — —— — — — — — — — — — E62422-P20987 ALTAIR ENGINEERING INC. Annual Meeting of Stockholders May 19, 2020 9:00 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Raoul Maitra and David Simon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ALTAIR ENGINEERING INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 19, 2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side